EX 99.28(d)(206)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Ivy Investment Management Company

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Ivy Investment Management Company, a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of September 28, 2009 (the “Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to investment portfolio(s) of JNL Series Trust.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and Sub-Adviser have agreed to a fee reduction for the JNL/Ivy Asset Strategy Fund.

Whereas, in order to reflect this fee reduction, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 24, 2011, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of May 31, 2011, effective as of May 24, 2011.

Jackson National Asset Management, LLC	Ivy Investment Management Company
By: /s/ Mark D. Nerud	By: /s/ Thomas W. Butch
Name: Mark D. Nerud	Name: Thomas W. Butch
Title: President and CEO	Title: Senior Vice President

Schedule B
Dated May 24, 2011
(Compensation)

JNL/Ivy Asset Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.55%
$500 to $1.5 Billion	0.47%
Amounts over $1.5 Billion	0.43%

B-1